First Financial Bank Building
400 Pine Street, Suite 600
Abilene, Texas 79601-5128
Office (325) 672-4000
FAX (325) 672-7049
1-800-588-2525

To the Audit Committee of the Board of Directors of
Eagle Bancorp and Subsidiary

We agree to the inclusion in this Form 10KSB of our report, dated July 31, 2008, on our audit of the consolidated financial statements of Eagle Bancorp and Subsidiary for the year ended June 30, 2008. We also consent to the reference of our firm under the caption “Independent Auditors.”

DAVIS, KINARD & CO., P.C.

Abilene, Texas
August 29, 2008